EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

DATED OCTOBER 18, 2010

AMONG

THIRD EYE CAPITAL CORPORATION,
AS AGENT,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO

AND

AE ADVANCED FUELS KEYES, INC.,
AS THE COMPANY

LIST OF EXHIBITS

Exhibit A - Form of Note

Exhibit B – Form of Compliance Certificate

LIST OF  SCHEDULES

Disclosure Schedules

Schedule A - Purchasers

Schedule B    Budget

Schedule C  Material Contracts

i

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of October 18, 2010 among AE ADVANCED FUELS KEYES, INC., a Delaware corporation (the “Company”), THIRD EYE CAPITAL CORPORATION, an Ontario corporation, as agent (“Agent”) and the PURCHASERS from time to time parties hereto.

The parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below (such meanings to be applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” shall mean, with respect to any deposit account, securities account or other account of the Company, an agreement, in form and substance satisfactory to Agent, among Agent, the Company and the financial institution at which such account is maintained, pursuant to which, among other things, Agent, for the benefit of the Purchasers, has “control” under the UCC over, and otherwise has a first priority and perfected Lien on, such account and all property from time to time on deposit or otherwise credited to such account.

“Additional Financing” means the additional capital required to be raised by the Company on or prior to the purchase and sale of the Notes in connection with the Closing in the form of Subordinated Debt, Ethanol Marketing Agreement or sale of equity in an amount not less than $2,000,000 in cash, the equivalent value of services, or any combination thereof, on terms acceptable to Agent in its sole discretion.

“AE Biofuels” means AE Biofuels, Inc., a Nevada corporation.

“AE Biofuels Agreement” means the Note and Warrant Purchase Agreement, dated as of May 16, 2008 among AE Biofuels, Agent and the Purchasers from time to time party thereto, as the same has been and may hereafter be amended, modified or restated from time to time.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.  The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Budget” means the weekly budget for the Project prepared by the Company attached hereto as Schedule B, together with any amendments, modifications or updates to such budget, but only to the extent the same have been approved by Agent.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the Toronto, Canada or the State of New York or other day on which banking institutions are authorized or obligated to close in Toronto, Canada or New York, New York.

“Capital Expenditures” means expenditures by a Person made for the purchase, lease or acquisition of assets (other than current assets) required to be capitalized in accordance with GAAP.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the partnership, membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other Property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Change in Control’’ means an event or series of events by which any of the following occurs:

(a) Eric McAfee ceases to be employed as Chief Executive Officer or Chairman of the Company;

(b) any Person is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of the Company;

(c) the adoption of a plan relating to the liquidation or dissolution of the Company;

(d) on any date, a majority of the Company’s Board of Directors does not consist of Persons (i) who were directors on the Closing Date (“Continuing Directors”) or (ii) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved;

(e) the Company fails to own, directly or indirectly, 100% of each of the Significant Affiliates;

(f) any sale of all or substantially all of the Company’s assets or common stock; or

(g) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in any of the events in (a) through (f) above or the execution of any written agreement that, when fully performed by the parties thereto, would result in any of the events in (a) through (f) above.

“Cilion Plant” means that certain 55 million gallon per year ethanol plant located in Keyes, California.

“Collateral” means collectively, all real, personal or mixed property and all types of tangible or intangible property and all other collateral and/or security granted and/or securities pledged to Agent, any Purchaser or any other Person pursuant to the Transaction Documents.

“Commodity Hedging Agreements” means, collectively, all net forward sale, put/call options, spot deferred sale or other similar arrangements and agreements entered into relating to the sale or purchase of any commodity and, in the singular, any one of them.

“Compliance Certificate” means the compliance certificate executed by a Responsible Officer of the Company in the form of Exhibit B hereto.

“Consultant” means NEAtech, LLC or such other consultant as the Agent may engage on behalf of the Purchasers in connection with the Project, including without limitation to assist the Agent and Purchasers in conducting due diligence and in developing Milestones, to examine the Project and its specifications, the Budget, all capital expenditures budgets and schedules, to make periodic inspections of the Cilion Plant and the progress of the Project, and to advise and render reports to the Agent concerning the same.

“Default Rate” means that rate of interest per annum equal to 600 basis points per annum over the Interest Rate applicable to the Note.

“Dividend” means any distribution by a corporation, limited liability company or other entity with respect to its capital stock, membership interests or other ownership interests whether in cash, securities or other property.

“Environmental Laws” means any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, but not limited to CERCLA as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, any so-called “Superlien” law, and any other similar Federal, state or local statutes.

“Environmental Lien” means any Lien, whether recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of the Company or any of its Subsidiaries arising under any Environmental Laws.

“EPM Shares” means 200,000 shares of Evolution Petroleum Corporation (AMEX-EPM) owned by McAfee Capital LLC placed in escrow in accordance with the Guaranty executed in connection with this Agreement by McAfee Capital LLC in favor of Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Ethanol Marketing Agreement” means an agreement entered into between the Company and a recognized buyer or distributor of ethanol, satisfactory to Agent in its sole discretion, which provides for, inter alia, the prepayment of ethanol produced by the Company and certain management services upon commencement of the Lease.

“Fee Letter” means the fee letter dated October 18, 2010 from Agent to the Company and AE Biofuels, as the same may be amended, modified or restated from time to time.

“Free Cash Flow” means, as of any period, the Company’s net profit net of taxes plus the respective depreciation and amortization expense, minus permitted Capital Expenditures and permitted payments on Indebtedness.

“GAAP” means generally accepted accounting principles accepted in the United States of America as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Authority(ies)” means any international, Federal, state, interstate, provincial, local, foreign court or governmental agency, authority, instrumentality, agency, bureau, board, commission, department or regulatory body.

“Guaranties” mean, collectively, (i) that certain Limited Recourse Guaranty, dated of even date herewith from McAfee Capital, LLC in favor of the Agent for the benefit of the Purchasers and (ii) that certain Continuing and Unconditional Guaranty dated of even date herewith from AE Biofuels in favor of the Agent for the benefits of the Purchasers, as any of the foregoing may be amended, modified or restated from time to time.

“Guarantee” means any guarantee (or guaranty) of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to (i) pay the Indebtedness or other liabilities of such obligor, (ii) purchase an obligation owed by such obligor, (iii) purchase goods and services from such obligor pursuant to a take-or-pay contract, (iv) maintain the capital, working capital, solvency or general financial condition of such obligor, or (v) otherwise assure any creditor of such obligor against loss (including by way of an agreement to repurchase or reimburse), whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.  The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

“Hazardous Material” means any substances or materials that are, on the Closing Date, regulated under the Environmental Laws.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any obligations for which a Person is obligated pursuant to a Guarantee, (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests, limited liability company membership interests and joint venture interests) of any other Person or (ii) any capital contribution by such Person to any other Person.

“IRC’ means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“IRS’’ means the United States Internal Revenue Service.

“Law” means any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

“Lease” means the Lease Agreement for Keyes, California Ethanol Production Facility with respect to the Cilion Plant to be entered into among the Company, AE Advanced Fuels, Inc. and Cilion, Inc., as the same may be amended, modified or restated from time to time.

“Lien” or “Liens” mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Significant Affiliate or other Affiliate of the Company, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its direct or indirect Significant Affiliates under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or financial condition of the Company and its Significant Affiliates, taken as a whole or (b) the impairment of the ability of the Company to perform any of its material obligations under any Transaction Document to which the Company or any Significant Affiliate or other Affiliate is a party or of Agent’s or any Purchaser’s to enforce any Transaction Document or collect any of the Indebtedness due Agent or any Purchaser.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contracts” means the agreements listed in Schedule C attached hereto and any agreement, contract or similar instrument in which the Company or any of its Significant Affiliates is a party or to which any of their property or assets may be subject for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Milestones” means the activities to be performed by the Company in relation to the Project, and budgets and timeframes for each of the activities, satisfactory to the Agent and the Consultant.

“Most Recent Balance Sheet” means a true and complete copy of the balance sheets of the Company and its Significant Affiliates as at June 30, 2010 prepared in accordance with GAAP.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of the Company or other Person to Agent and/or the Purchasers at any time and from time to time of every kind, nature and description arising under this Agreement, the Notes or any other Transaction Document, whether direct or indirect, secured or unsecured, joint and/or several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious or liquidated or unliquidated, including, without limitation, all interest, fees, charges, expenses and/or amounts paid or advanced by Agent or any Purchaser to, on behalf of or for the benefit of any such Person for any reason at any time, obligations of performance as well as obligations of payment, and all interest, fees and other amounts that accrue after the commencement of any insolvency proceeding by or against any such Person or its Properties.

“Officer’s Certificate” means a certificate signed by the Company’s duly authorized officer on behalf of the Company.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Permit” shall mean any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

“Permitted Indebtedness” means (i) any Indebtedness of the Company owing to the Agent or any Purchasers or otherwise incurred or permitted pursuant to the terms of this Agreement or the AE Biofuels Agreement, (ii) trade payables and other accounts payable of the Company and its Significant Affiliates incurred in the ordinary course of business, (iii) lease obligations and purchase money indebtedness, (iv) Indebtedness existing on the date hereof and set forth on the Most Recent Balance Sheet, and (v) the Subordinated Debt.

“Permitted Liens” means:

(i) liens for taxes, assessments or governmental charges that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP consistently applied;

(ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) purchase money mortgages or liens on any property purchased after the date of this Agreement to be used by the Company in the normal course of its business and created or incurred simultaneously with the acquisition of such property, if such mortgages or liens are limited to the property so acquired;

(iv) interests or title of a lessor under any lease permitted by this Agreement;

(v) liens imposed by law which were incurred in the ordinary course of business, such as carriers’, mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction and which (x) do not individually or in the aggregate materially detract from the value of the Collateral or (y) are being contested in good faith by appropriate proceedings;

(vi) leases, subleases, easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Significant Affiliates or materially detracting from the value of the Collateral;

(vii) Liens outstanding on the date hereof (and renewals and extensions thereof) which secure Permitted Indebtedness and which are described in the attached “Indebtedness Schedule;” and

(viii) banker’s liens, rights of setoff and liens of securities intermediaries with respect to deposit accounts maintained in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Program” means a project financing through or by means of the United States Citizenship and Immigration Service EB-5 Program entered into by the Company or any of its Affiliates, and all products and proceeds thereof.

“Project” means the repair, retrofit, and restart of the Cilion Plant.

“Project Agreement” means the Project Agreement dated December 1, 2009 among Cilion Inc., AE Biofuels, the Company and AE Advanced Fuels, Inc., as the same may be amended, modified or restated from time to time.

“Property” means all types of real, personal or mixed property and all types of tangible or intangible property.

“Purchaser” means any of the Persons from time to time named on Schedule A and their respective successors and permitted assigns, and “Purchasers” shall mean all of them collectively.

“Release” has the meaning set forth in CERCLA.

“Responsible Officer” shall mean the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Restricted Securities means (i) the Securities issued hereunder and (ii) any securities issued with respect to the securities referred to in clauses (i)  above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 8.3 have been delivered by the Company in accordance with Section 5.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 8.3.

“Security Agreement” means any security executed by a Person in favor of Agent or any Purchaser to secure the Indebtedness under the Notes, as the same may be amended, modified, supplemented or restated from time to time.

“Security Documents” shall mean, collectively, all Security Agreements, the Guaranties, all Account Control Agreements, all UCC financing statements and all other agreements, documents and instruments that create or perfect the Liens in the Collateral, as the same may be modified, amended or supplemented from time to time.

“Securities” has the meaning set forth in Section 2.1 hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Significant Affiliates” mean, collectively, AE Biofuels, Inc., a Nevada corporation; collectively, Biofuels Marketing, Inc., a Delaware corporation; International Biodiesel, Inc., a Nevada corporation; International Biofuels, Ltd., a Mauritius entity; Universal Biofuels Private, Ltd., an Indian entity; AE Biofuels Americas, Inc., a Delaware corporation; AE Biofuels Technologies, Inc., a Delaware corporation; AE Advanced Fuels, Inc., a Delaware corporation; AE Advanced Fuels Keyes, Inc., a Delaware corporation, American Ethanol, Inc., a Nevada corporation; Energy Enzymes, Inc., a Delaware corporation; Sutton Ethanol, LLC, a Nebraska limited liability company; and Danville Ethanol, Inc., an Illinois corporation.

“Subordinated Debt” means any Indebtedness of the Company or any of its Significant Affiliates that is unsecured and subordinated by written contract in right of payment, liens, security and remedies to the Indebtedness evidenced by the Note in form and content satisfactory to Agent in its discretion, acting reasonably.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Substantial Completion” means that all repair and retrofit activities of the Cilion Plant have been substantially completed in accordance with the Budget and the Cilion Plant has been operating at nameplate capacity for two consecutive weeks, satisfactory to the Agent and Consultant, acting reasonably.

“Transaction Documents” means this Agreement, the Notes, the Guaranties, all Security Documents, any environmental indemnity agreements, the Fee Letter and all other documents executed and delivered in connection with any of the foregoing, as the same may be amended, restated or modified from time to time.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock, membership interests or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

1.2 Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement the Company would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with the Company’s previous accounting principles, methods and policies.

SECTION 2

AUTHORIZATION AND CLOSING

2.1 Authorization of the Note.  The Company has authorized the issuance and sale to Purchaser of its Senior Secured Notes in an aggregate principal amount of up to $4,500,000, in form and substance as set forth in Exhibit A attached hereto (collectively, if more than one, the “Notes”, and individually, the “Note”).  The Notes are sometimes collectively referred to herein as the “Securities.”

2.2 Purchase and Sale of the Note.  At the Closing (defined below), the Company shall sell to Purchaser and, subject to the terms and conditions set forth herein, Purchaser shall purchase from the Company one or more Notes in the aggregate principal amount of $4,500,000.

2.3 The Closing.  Subject to Section 3 below, the closing of the purchase and sale of the Notes (the “Closing”) shall take place on October 18, 2010 (the “Closing Date”).  At the Closing, the Company shall deliver to Purchasers one or more instruments evidencing the Notes to be purchased by Purchasers, issued in the name of Purchaser or its nominee, upon payment of the purchase price thereof by wire transfer of immediately available funds as directed by the Company, in the aggregate amount equal to $4,500,000.

SECTION 3

OBLIGATIONS OF THE COMPANY AT THE CLOSING

The obligation of any Purchaser to purchase and pay for the Securities at the Closing is subject to the fulfillment as of the Closing of the following conditions to Agent’s and Purchaser’s satisfaction in their sole discretion:

3.1 Representations and Warranties; Covenants; No Event of Default.  The representations and warranties contained in Section 6 hereof shall be true and correct at and as of the Closing as though then made, the Company shall have performed all of the covenants required to be performed by it hereunder and under the other documents, agreements and instruments executed in connection herewith that are to be complied with or performed by the Company and/or any of its Significant Affiliates on or prior to the Closing and there does not exist any state of facts that would constitute an Event of Default.

3.2 Additional Financing.  On or prior to the Closing, the Company shall have obtained the Additional Financing on terms acceptable to Agent in its sole discretion.

3.3 Securities Law Compliance.  The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Notes pursuant to this Agreement.

3.4 Opinion of Counsel.  Agent shall have received from counsel for the Company an opinion, dated the date of the Closing and in form and substance reasonably satisfactory to Agent.

3.5 Closing Documents.  The Company shall have delivered or caused to be delivered to Agent and Purchaser all of the following documents:

(i) One or more Notes in the aggregate principal amount on the Closing of $4,500,000, in each case duly completed and executed by the Company;

(ii) the Fee Letter from Agent to the Company and AE Biofuels, duly executed by the Company and AE Biofuels;

(iii) the Guaranties, duly executed by McAfee Capital LLC and AE Biofuels, together with evidence satisfactory to Agent that the EPM Shares have been transferred into the name of Agent and deposited into an account with Morgan Stanley in the name of Agent and under the sole dominion and control of Agent;

(iv) a Security Agreement covering all assets of the Company duly executed by the Company;

(v) Account Control Agreements duly executed by the Company and the depository bank;

(vi) an Environmental Indemnity Agreement duly executed by the Company, AE Biofuels and AE Advanced Fuels, Inc.;

(vii) a Landlord Waiver duly executed by Cilion, Inc., as lessor, and written evidence satisfactory to Agent in its discretion, acting reasonably, that the Lease, the Project Agreement and all other related agreements between the Company and Cilion, Inc. are in full force and effect as of the date of this Agreement;

(viii) an initial inspection and due diligence report from the Consultant, satisfactory to the Agent;

(ix) a copy of written notice from the California Energy Commission confirming that the Company qualifies for grants provided under the California Producer Incentive Program in the aggregate amount of at least $6,000,000 over two years;

(x) an Officer’s Certificate, dated the date of the Closing, stating that the conditions specified in this Section 3 have been fully satisfied;

(xi) an Amendment No. 5 and Limited Waiver to the AE Biofuels Agreement in form satisfactory to Agent, together with all documents required therein as Agent shall reasonably request;

(xii) certified copies of the resolutions duly adopted by the Company’s and AE Biofuels’ board of directors authorizing the execution, delivery and performance of the Transaction Documents to which such entity is a party and each of the other agreements contemplated hereby and thereby, the issuance and sale of the Securities, and the consummation of all other transactions contemplated by this Agreement, as applicable;

(xiii) a certificate of the secretary of the Company and AE Biofuels, as the case may be, certifying the names and the signatures of the officers of such entity authorized to sign this Agreement, the Notes, the Guaranties and each of the other agreements, documents and instruments contemplated hereby to which such entity is a party;

(xiv) certified copies of the Certificate of Incorporation and bylaws of the Company as in effect at the Closing;

(xv) a certificate of good standing of the Company and AE Biofuels, dated not more than ten days prior to the Closing, issued by from each such entity’s state of incorporation or organization;

(xvi) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights (except for preemptive rights granted in the Transaction Documents) and rights of first refusal);

(xvii) insurance certificates naming Agent as additional insured and first loss payee on all property and liability insurance policies of the Company pertaining to the Collateral;

(xviii) such other documents relating to the transactions contemplated by this Agreement or any other Transaction Documents as Agent or its special counsel may reasonably request.

3.6 Proceedings.  All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Agent and its special counsel.

3.7 Material Adverse Change.  (i) no material damage or destruction to any of the Collateral or material depreciation thereof shall have occurred and (ii) no material adverse change in the operation, financial condition or business prospects of the Company or AE Biofuels shall have occurred.

3.8 Closing Fees and Expenses.  The Company shall have (i) paid to Agent and Purchaser the fees set forth in a Fee Letter, and (ii) reimbursed Purchaser for fees and expenses as provided in Section 8.1 hereof.

3.9 Compliance with Applicable Laws.  The purchase of the Notes by Purchasers hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject any Purchaser to any penalty, liability or, in any Purchaser’s sole judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Notes by Purchasers hereunder shall be permitted by laws, rules and regulations of the jurisdictions and Governmental Authorities and agencies to which any Purchaser is subject.

SECTION 4

PAYMENT OF THE NOTES

4.1 Interest Rate.  The interest rate on the principal balance of the Notes outstanding from time to time shall accrue at the rate of twelve percent (12%) per annum or (if less) at the highest rate then permitted under applicable law (computed on the basis of a 365-day year and the actual number of days elapsed in any year) (the “Interest Rate”) on the unpaid principal amount of the Notes outstanding from time to time from and including the Closing Date of the purchase and sale of such Notes until the date paid.

4.2 Payment of Interest.  The Company shall pay to the holder of the Notes accrued interest on the first Business Day of each month (each an “Interest Payment Date”), beginning November 1, 2010, at the Interest Rate.  On the Maturity Date (defined below) interest on the principal balance of the Note outstanding from the immediately preceding Interest Payment Date through and including the Maturity Date shall be payable at the Interest Rate.  Interest shall accrue on any principal payment due under this Notes and, to the extent permitted by applicable law, on any interest that has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the holder of the Notes.

4.3 Payment of Principal.  On the first Business Day of the month immediately following the substantial completion and commencement of the Lease of the Cilion Plant and on the first Business Day of each month thereafter, the Company shall pay to the holder of the Notes an amount equal to the greater of (i) $200,000, (ii) $0.05 per gallon of ethanol produced from the Cilion Plant and (iii) 50% of the Free Cash Flow of the Company.

4.4 Payment at Maturity.  On October 18, 2011 (the “Maturity Date”), the Company will pay the entire then outstanding principal amount of the Notes together with all accrued and unpaid interest thereon.

4.5 Optional Prepayments.  The Company may, at any time and from time to time upon not less than 60 days’ prior written notice to Agent, prepay all or any portion (in whole number multiples of $100,000 only) of the outstanding principal amount of the Notes (if more than one Note is outstanding, pro rata among the holders of the Notes on the basis of the outstanding principal amount of the Note held by each holder).  In connection with each prepayment of principal under the Notes, the Company shall also pay all accrued and unpaid interest on the principal amount of the Notes being repaid.

4.6 Mandatory Prepayments.

(i) On the Maturity Date, upon a Change of Control, upon the occurrence and during the continuation beyond all applicable grace or cure periods of an Event of Default (as hereinafter defined) or if the Company or any Significant Affiliate consummates project financing through or by means of the Program of $30,000,000 or more (subject to project or Program restrictions), then the Company shall (a) prepay all of the Notes for an amount equal to the then outstanding principal balance plus all accrued but unpaid interest thereon, and (b) pay in full all of the other obligations owing to Agent and Purchaser under or in connection with this Agreement, which amount shall be calculated on the date of prepayment and be payable in cash on demand in immediately available funds on such date.

(ii) In addition to the foregoing, if the Company, whether in a single transaction or a series of transactions: (a) receives proceeds from any government grants and credits, including the California Energy Commission grant provided under the California Producer Incentive Program; (b) sells or transfers any Property (other than as permitted under Section 5.3(ii) of this Agreement); (c) incurs any Indebtedness other than Permitted Indebtedness; (d) sells or issues any Capital Stock (excluding sales or issuances in connection with the Closing for the purpose of raising not less than $2,000,000 to the extent not funded with Subordinated Debt pursuant to the Subordinated Loan Documents); or (e) receives any property damage insurance award or any other insurance proceeds of any kind, including, without limitation, proceeds from any life insurance or business interruption insurance (unless reinvested in productive assets of a kind then used or usable in the Company’s business, and, within one hundred eighty (180) days after such occurrence, enters into a binding commitment to make such reinvestment (which reinvestment shall be made within two hundred seventy (270) days after such occurrence); the Company shall apply, or cause to be applied, one hundred percent (100%) of the net proceeds thereof to the prepayment of the Notes for an amount equal to the then outstanding principal balance plus all accrued but unpaid interest thereon and all other obligations owing to Agent and Purchaser under or in connection with this Agreement, which amount shall be calculated on the date of prepayment and be payable in cash on demand in immediately available funds on such date.

Notwithstanding anything to the contrary contained herein, all prepayments pursuant to this Section 4.6 shall be applied in the following order of priority to the payment of: (i) all then unpaid fees and expenses of Agent and Purchasers under the Notes and other Transaction Documents; (ii) accrued and unpaid interest on the Notes (in such order as Agent shall determine in its sole discretion); and (iii) the unpaid principal balance of the Notes.

SECTION 5

COVENANTS

5.1 Financial Reporting.

(i)           Financial Statements and Other Information.  The Company shall deliver, or cause to be delivered, to Agent:

(a) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of the Company and AE Biofuels, audited consolidated financial statements of the Company and AE Biofuels, including the notes thereto, consisting of a consolidated balance sheet at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows and owners’ equity for such fiscal year, which financial statements shall be prepared by and accompanied by a certificate and an opinion of a nationally recognized independent certified public accounting firm satisfactory to Agent, and which certificate shall state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

(b) as soon as available and in any event within fifteen (15) calendar days after the end of each calendar month, unaudited consolidated financial statements of the Company consisting of a balance sheet and statements of income, retained earnings and cash flows and owners’ equity as of the end of such calendar month, subject to normal year-end adjustments and the absence of footnote disclosure;

(c) with each delivery of monthly and annual financial statements, a completed Compliance Certificate certified on behalf of the Company by a Responsible Officer;

(d) on each June 1 and December 1, updates of monthly cash flow projections and Capital Expenditures budget for 2011 and any fiscal year thereafter that the Notes remain unpaid;

(e) as soon as available, and in any event within fifteen (15) days after the end of each calendar month, commencing November 2010, a monthly progress report including, among other information, a written discussion detailing a comparison of all operating and cost parameters on an actual versus budget basis, and a comparison of actual progress with respect to the Project to the Budget.

(f) within 20 days of their completion, copies of any written internal studies and reports of the Project;

(g) until Substantial Completion of the Project, a weekly variance analysis of actual expenses versus estimated expenses contained in the Budget;

(h) within 5 days of Substantial Completion of the Project, ethanol and dried distillers grains with solubles (DDGS) marketing agreements, satisfactory to the Agent;

(i) as soon as available, and in any event 15 days prior to Substantial Completion of the Project,  a natural gas supply contract satisfactory to the Agent;

(j) within 30 days of Substantial Completion of the Project, written risk management policies related to corn procurement, marketing of ethanol and DDGS, and Commodity Hedging Agreements, satisfactory to the Agent;
(k) promptly upon the request of the Agent and in any event within 15 days of such request, detailed schedules and reports on, as applicable, aging of accounts receivable, accounts payable, inventory, equipment purchases and Capital Expenditures, copies of sales receipts, journals, collections, customer and order lists, bank reconciliations and annual notice of tax assessments;

(l) promptly upon the request of the Agent and in any event with 15 days of receipt by the Company (i) copies of any and all bids, quotations and proposals for equipment, facilities and services in connection with the Project; (ii) internal or third-party reports on the Project; (iii) monthly production results, (iv) copies of reports sent to directors, (v) confirmation of existence of insurance that complies with the requirements set out in this Agreement, and (vi) confirmation of licences and certifications required in connection with the Project or business of the Company;

(m) promptly upon their execution, copies of any new contract that would be considered a Material Contract, or amendments or restatements of, or waivers or consents under, any Material Contract;

(n) concurrently with the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company has made available to its shareholders, directors or other equity owners as a class or any class or series of shareholders, directors or other equity owners as a class or series, and copies of all regular, periodic and special reports, financial statements or registration statements which the Company files with the Securities and Exchange Commission, any stock exchange or any Governmental Authority;

(o) concurrently with the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company has made available to its shareholders, directors or other equity owners as a class or any class or series of shareholders, directors or other equity owners as a class or series, and copies of all regular, periodic and special reports, financial statements or registration statements which the Company files with the Securities and Exchange Commission, any stock exchange or any Governmental Authority; and

(p) such additional information, documents, statements, reports and other materials as Agent or any Purchaser may request from time to time.

All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to normal year-end adjustments and the absence of footnote disclosure).

5.2 Inspection of Property and Cilion Plant; Appraisals and Audits.  As frequently as once per calendar month, the Company shall permit Agent, the Consultant and/or any representatives designated by Agent or any Purchasers, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the Properties of the Company or to inspect the Cilion Plant, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) perform or request appraisals of any of the Collateral or the Cilion Plant (which appraisals may be performed by employees of Agent or by independent appraisers), in each case all at the sole cost and expense of the Company.

5.3 Note Restrictive Covenants.  So long as all or any portion of the Notes remains outstanding, the Company shall not:

(i) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness other than Permitted Indebtedness;

(ii) directly or indirectly pledge, sell, assign, lease or otherwise dispose of, or permit any of its Significant Affiliates to pledge, sell, assign, lease or otherwise dispose of, in any way, any Collateral or any of its Properties, except that: (a) the Company may sell obsolete, worn out, replaced or excess equipment that is no longer needed in the ordinary course of the Company’s business and (b) the Company may sell inventory and use cash in the ordinary course of the Company’s business;

(iii) enter into a Commodity Hedging Agreement for speculative purposes;

(iv) permit any Liens on any Collateral other than Liens in favor of Agent for the benefit of Purchasers and Permitted Liens;

(v) permit any Liens of any nature or kind or any other assignment of any rights, title or interests in, over or to any government grants, credits or programs that the Company or any Significant Affiliate may enter into with, directly or indirectly, any Governmental Authority, including, without limitation, the Program and the annual California Energy Commission grant provided under the California Producer Incentive Program and any proceeds or other rights which the Company or any Significant Affiliate may now or hereafter acquire and that immediately upon acquiring any such property or rights, it shall notify Agent in writing of such acquisition;

(vi) change or alter the use of the Company’s Property or permit the Collateral or any of the Company’s Property to waste or permit any Collateral or any Property of the Company or portion thereof to be leased or to assign or permit the assignment of any of the Company’s or any Significant Affiliate’s right, title or interest in and to any rents or profits arising, directly or indirectly, from the Collateral or the Company’s Property;

(vii) directly or indirectly declare or pay any Dividends;

(viii) directly or indirectly make, or permit the Company to directly or indirectly redeem, purchase or make, or permit any of its Subsidiaries to redeem, purchase or make, any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans or set aside funds for any of the foregoing;

(ix) make any loans or advances to, or Guarantees for the benefit of, any Person, except for (i) reasonable advances to employees and reasonable extensions of credit to suppliers and other trade creditors, in each case only in the ordinary course of business and consistent with past practices, (ii) Permitted Indebtedness, (iii) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million, (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., (4) U.S. Treasury Bills subject to repurchase agreements, (5) short-term obligations issued by or guaranteed by the U.S. Government or an agency thereof, (6) investments in open-end diversified investment Company of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers’ acceptances, repurchase agreements, high grade commercial paper and the like, or (7) accounts, chattel paper and notes receivable created by the Company in the ordinary course of business;

(x) merge or consolidate with any Person, permit any of its Significant Affiliates to merge or consolidate with any Person, except that any Wholly-Owned Subsidiary may be merged or consolidated with or into the Company or another Wholly-Owned Subsidiary; or acquire, or permit any of its Significant Affiliates to acquire, all or any substantial part of the assets or properties of any Person; or otherwise alter, or permit any of its Significant Affiliates to alter, its legal status;

(xi) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization after which the Company  becomes a Subsidiary of another Person);

(xii) enter into, become subject to, amend, modify or waive any agreement or instrument which by its terms would (under any circumstances) restrict (i) the repayment of any Indebtedness evidenced by the Notes or (ii) the Company’s or any Significant Affiliate’s right to perform the provisions of any of the Transaction Documents or the Securities;

(xiii) change its fiscal year;

(xiv) amend the Budget;

(xv) amend or modify any Material Contract;

(xvi) prepay any principal or interest on any Indebtedness other than the Indebtedness evidenced by the Notes;

(xvii) pay or otherwise redeem, exchange, purchase, retire or defease any Subordinated Debt, except for regularly scheduled payments of interest at the non-default rate of interest on the Subordinated Debt under the Subordinated Loan Documents so long as no Event of Default has occurred or would result therefrom.  For the avoidance of doubt, Subordinated Debt does not include ordinary course trade payables;

(xviii) issue or sell any stock or other equity interests, or rights to acquire shares of the Capital Stock or other equity interests, of any of its Significant Affiliates (other than AE Biofuels, Inc.) to any Person other than the Company or a Wholly-Owned Subsidiary;

(xix) make any amendment to its Articles or Certificate of Incorporation, or bylaws, as applicable, which violate or breach any of the provisions thereof or in any manner adverse to Agent or any Purchaser;

(xx) enter into or permit any of its Significant Affiliates to enter into any royalty agreements, licenses or similar agreements with Energy Enzymes, Inc. the purpose of which is to receive royalties or similar payments; or

(xxi) permit SE Advanced Fuels, LLC, a California limited liability company to at any time have any material assets or liabilities unless immediately upon acquiring any such assets, it shall notify Agent in writing of such material assets and shall grant to and in favor of Agent, for the benefit of the Purchasers, a Lien on such material assets.

5.4 Affirmative Covenants.  The Company shall, and the Company shall cause each of its Significant Affiliates to:

(a) Preservation of Existence, etc.  Cause to be done all things reasonably necessary to maintain, preserve and renew its corporate or limited liability company existence, rights, franchises, privileges and qualifications and all material licenses, authorizations and permits necessary to the conduct of its businesses, except that any Wholly-Owned Subsidiary may be merged or consolidated with or liquidated into the Company or another Wholly-Owned Subsidiary.

(b) Maintenance of Properties.  Maintain and keep its material Properties, including without limitation all Collateral, in good repair, working order and condition (ordinary wear, tear and obsolescence excepted), and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times.

(c) Payment of Taxes.  Pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon it or its income or profits (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto and such contest acts to suspend collection of same.

(d) Compliance with Obligations.  Comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto or except to the extent that such failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(e) Compliance with Laws; Permits.  Comply with all applicable laws, rules and regulations of all Governmental Authorities, including, without limitation, maintaining and preserving in full force and effect all Permits, the violation of which would reasonably be expected to have a Material Adverse Effect.

(f) Environmental Matters.  Comply in all material respects with all Environmental Laws and all permits, licenses or other authorizations issued thereunder; respond immediately to any unlawful Release or threatened Release of any Hazardous Material, substance or waste in a manner which complies in all material respects with all applicable Environmental Laws and reasonably mitigates any risk to human health or the environment: and provide such documents or information, or conduct at its own cost such studies or assessments, relating to matters arising under the Environmental Laws as any Purchaser may reasonably request.

(g) Maintenance of Insurance: Payment of Proceeds.  Apply for and continue in force with good and responsible insurance Company adequate insurance covering risks of such types and covering casualties, risks and contingencies of such types and in such amounts as are customary for prudent corporations of similar size engaged in similar lines of business, but in no event less than such amounts that were maintained as of the Closing.

(h) Credit Policy and Accounts Receivable. Maintain, at all times, written credit policies consistent with good business practices, adhere to such policies and collect, and cause each of the Significant Affiliates to collect, accounts receivable in the ordinary course of business.

(i) Provision of Staff. The Company shall ensure that there are sufficient competent technical and management employees or contractors engaged in connection with the Project to enable the achievement of the Milestones.

(j) Notice of Litigation or Liens. Give notice to the Agent immediately upon becoming aware of any Lien that is not a Permitted Lien or the commencement of any material action, litigation, proceeding, arbitration, investigation, grievance or dispute affecting the Company or Significant Affiliate, the Project, or the Cilion Plant.

(k) Notice of Termination. Give notice to the Agent immediately upon becoming aware of the resignation or termination of any key employee or contractor. For the purposes of this Section, Michael Rosa, Eric McAfee, and any other Person identified as such by the Agent in writing to the Company from time to time, shall each be considered a key employee.

(l) Perfection and Protection of Security. At the request of the Agent, grant to the Agent, for the benefit of the Purchasers, security interests, assignments, mortgages, charges, and pledges in such property and undertaking of the Company that is not subject to a valid and perfected first ranking charge or security interest (subject only to Permitted Liens) in each relevant jurisdiction as determined by the Agent and deliver opinions in form and substance satisfactory to the Agent thereon with respect to such matters as the Agent may request. The Company shall also perform, execute and deliver all acts, agreements and other documents as may be reasonably requested by the Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security or grant a security interest on its property including, without limitation, (i) executing, recording and filing of the Security Documents and financing or continuation statements in connection therewith, in form and substance reasonably satisfactory to the Agent, (ii) delivering to the Agent the originals of all share certificates, instruments, documents and chattel paper and all other Collateral of which the Agent reasonably determines it should have physical possession in order to perfect and protect the Notes, duly endorsed or assigned to the Agent, (iii) delivering to the Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed, (iv) placing notations on its books of account to disclose the Notes, (v) delivering to the Agent all letters of credit on which the Company is named beneficiary, (vi) obtaining subordination agreements, acknowledgments or other documents from third parties in order to ensure that the Notes constitute first priority Liens on the Collateral (subject only to Permitted Liens), and (vii) taking such other steps as are deemed reasonably necessary by the Agent to maintain the Notes and the first ranking priority thereof (subject only to Permitted Liens).

(m) Books and Records.  Maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP consistently applied.

(n) Note Proceeds. Use the proceeds from the purchase and sale of the Notes solely to finance the Project in accordance with the Budget; provided, that up to $1,000,000 of such proceeds may be used by the Company to reimburse AE Biofuels for expenses incurred in connection with the Project.

(o) Substantial Completion at Cilion Plant.  Immediately upon satisfaction of all repairs and other activities to obtain Substantial Completion of the Cilion Plant, provide to Agent evidence of such Substantial Completion as acknowledged by the owner of the Cilion Plant, Cilion, Inc., including, without limitation, evidence in writing that the Lease and all documents executed or delivered in connection therewith is in full force and effect, in form and content satisfactory to Agent and Purchasers acting reasonably.

(p) EB-5 Program and other Programs. Cause the proceeds of all government grants, credits or programs that the Company or any Significant Affiliate may enter into with, directly or indirectly, any Governmental Authority, including, without limitation, the Program and the annual California Energy Commission grant provided under the California Producer Incentive Program to be applied to the repayment of the Notes in accordance with Section 4.6 of this Agreement.

5.5 Financial Covenants.  So long as any portion of the Notes remains outstanding, the Company shall, and shall cause each of its Significant Affiliates to comply with the following financial covenants:

(a) Minimum Quarterly Free Cash Flow.  The Company shall at all times maintain Free Cash Flow for the periods indicated below in the minimum amounts indicated below for such periods:

Quarterly Period	Minimum Free Cash Flow Amount
Quarter ending March 31, 2011	$1,000,000
Quarter ending June 30, 2011	$2,000,000
Quarter ending September 30, 2011 and each quarter thereafter	$1,400,000

(b) Cilion Plant Minimum Quarterly Production.  Minimum quarterly production of ethanol at the Cilion Plant for any quarter shall not be less than the amounts indicated below for the quarterly periods indicated below:

Quarterly Period	Cilion Plant Minimum Quarterly Production (in millions of gallons)
Quarter ending March 31, 2011	5
Quarter ending September 30, 2011 and each quarter thereafter	10

(c) Maximum Capital Expenditures. In any fiscal year after Substantial Completion of the Project, the Company shall limit Capital Expenditures to $500,000, in the aggregate.

5.6 Compliance with Agreements.  The Company shall perform and observe all of its obligations, and shall cause each of its Significant Affiliates and all other obligors to perform and observe all of such party’s respective obligations (i) to each holder of the Notes and (ii) under each of the agreements contemplated hereby.

5.7 Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes to be used in accordance with the terms of this Agreement and shall not and shall not permit any of its Subsidiaries to, use any proceeds from the sale of the Notes hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulation T promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

SECTION 6

REPRESENTATIONS AND WARRANTIES

As a material inducement to Agent and Purchaser to enter into this Agreement and for Purchaser to purchase the Note, the Company hereby represents and warrants that except as set forth in the Disclosure Schedule to be made part of this Agreement upon delivery thereof to Purchaser on or prior to the Closing (“Disclosure Schedule”) which exceptions shall be deemed part of the representations and warranties made hereunder, the Company represents and warrants to Agent and Purchaser the following as of the date of this Agreement (which representations and warranties shall survive the execution and delivery of this Agreement):

6.1 Organization, Corporate Power and Licenses.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except for jurisdictions in which the failure to so qualify has not had and could not have a Material Adverse Effect.  The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.  The copies of the Company’s charter documents and bylaws or applicable constituent documents which have been furnished to Agent’s special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

6.2 Capitalization and Related Matters.

(i) Capitalization.

 The authorized capital stock of the Company, immediately prior to the Closing, is as set forth on the Disclosure Schedule.  Except as set forth on the Disclosure Schedule, as of the date hereof and immediately prior to the Closing,  neither the Company nor any of its Subsidiaries has outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, or any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans.  As of the Closing, neither the Company nor any of its Subsidiaries shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on the Capitalization Schedule.  All of the outstanding shares of the Company’s capital stock have been validly issued, are fully paid and nonassessable.

(ii) There are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of the Securities hereunder.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Securities hereunder.

(iii) To the Company’s knowledge, there are no agreements between the Company’s equity holders with respect to the voting or transfer of such Company’s capital stock or with respect to any other aspect of such Company’s affairs, except for the Company’s Certificate of Incorporation and bylaws.

6.3 Subsidiaries; Investments.  The Disclosure Schedule correctly sets forth the name of each Subsidiary of the Company and the jurisdiction of its organization or incorporation. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, possesses all requisite limited liability company or corporate, as the case may be, power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except for jurisdictions in which the failure to so qualify has not had and could not have a Material Adverse Effect. All of the outstanding membership interests or shares of capital stock, as the case may be, of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and all such membership interests or shares are owned by the Company or another Subsidiary of the Company free and clear of any Lien other than Permitted Liens and not subject to any option or right to purchase any such membership interests. Except as set forth on the Disclosure Schedule, neither the Company nor any Subsidiary of such Company owns or holds the right to acquire any membership interests or shares of stock or any other security or interest in any other Person.

6.4 Authorization; No Breach.  The execution, delivery and performance of each of the Transaction Documents and all other agreements and instruments contemplated hereby to which the Company is a party have been duly authorized by the Company.  Each of the Transaction Documents and all other agreements and instruments contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) to the extent rights to indemnity and contribution may be limited by applicable state or federal securities laws or other public policy underlying such laws, (ii) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and (iii) enforceability may be limited by general principles of equity.  The execution and delivery by the Company of each of the Transaction Documents and all other agreements and instruments contemplated hereby to which the Company is a party, the offering, sale and issuance of the Securities hereunder, and the consummation of the transactions contemplated thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, as applicable, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the articles of incorporation, bylaws or other charter documents of the Company, or any law, statute, rule or regulation to which the Company or any of its Significant Affiliates is subject (including, without limitation, any usury laws applicable to the Note), or any material agreement or instrument or any order, judgment or decree to which Company or any of its Significant Affiliates is subject.

6.5 Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any of its Subsidiaries, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing except for (i) liabilities and obligations shown on the Most Recent Balance Sheet, (ii) liabilities under any agreements, contracts, commitments, licenses or leases which have arisen prior to the date of the Most Recent Balance Sheet and which are not required under GAAP to be reflected in a balance sheet or the notes thereto, (iii) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet and/pr (iv) other liabilities that are, individually or in the aggregate, immaterial.

6.6 No Material Adverse Change.  Since June 30, 2010, there has been no material adverse change in the financial condition, operating results, assets, liabilities, operations, business, employee relations or customer or supplier relations of the Company and its Significant Affiliates taken as a whole.

6.7 Material Contracts. Each of the Company and its Significant Affiliates are in material compliance with all Material Contracts and none of the Company nor any of its Significant Affiliates, or the to the best of the Company’s knowledge, any other party to any Material Contracts, has defaulted under any of the Material Contracts. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any Material Contract.  There is no material dispute regarding any Material Contract.

6.8 Assets.  The Company and its Significant Affiliates have good and marketable title to, or a valid leasehold interest in, and valid title to, all Collateral owned by them, located on their premises or shown on their most recent balance sheet delivered to Agent or any Purchaser or acquired thereafter, free and clear of all Liens except Permitted Liens.

6.9 Litigation, Etc.  Except as set forth on the Disclosure Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Significant Affiliates (or to the Company’s knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company and its Significant Affiliates with respect to their respective businesses or proposed business activities), or pending or threatened by the Company or any of its Significant Affiliates against any third party, at law or in equity, or before or by any Governmental Authority (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement).  Neither the Company nor any of its Significant Affiliates is subject to any judgment, order or decree of any court or other Governmental Authority.

6.10 Brokers.  Except as set forth on the Disclosure Schedule there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.  The Company shall pay, and hold Agent and Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

6.11 Governmental Consent, etc.  No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby, except as may have been made or obtained prior to the date of this Agreement or obtained after the Closing in accordance with the terms of the Transaction Documents.

6.12 Insurance.  Neither the Company nor any of its Significant Affiliates is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of its Significant Affiliates has been denied coverage.  The insurance coverage of the Company and its Subsidiaries is customary for prudent corporations of similar size engaged in similar lines of business.

6.13 Employees.  The Company is not aware that any executive or key employee of such Company or any of its Significant Affiliates or any group of employees of such Company or any of its Significant Affiliates has any plans to terminate employment with such Company or any of its Significant Affiliates.  The Company and its Significant Affiliates has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Company is not aware that it or any of its Significant Affiliates has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).  Neither the Company, its Significant Affiliates nor, to the Company’s knowledge, any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company and its Significant Affiliates, except for agreements between the Company and its present and former employees.

6.14 Compliance with Laws.  Neither the Company nor any of its Significant Affiliates has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Significant Affiliates has received notice of any such violation.

6.15 Environmental and Safety Matters.  To the Company’s knowledge: (a) the Company and its Significant Affiliates have in all material respects complied with and are currently in compliance in all material respects with all Environmental Laws, and neither the Company nor its Significant Affiliates have received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory response or remedial obligations arising under Environmental Laws which relate to the Company or its Significant Affiliates or any of their properties or facilities. (b) Without limiting the generality of the foregoing, the Company and its Significant Affiliates have obtained and complied in all material respects, and are currently in compliance in all material respects, with all permits, licenses and other authorizations that may be required pursuant to any Environmental Laws for the occupancy of their properties or facilities or the operation of their businesses.  (c) No Environmental Lien has attached to any property owned, leased or operated by the Company or any of its Significant Affiliates.

6.16 Affiliated Transactions.  No officer, director, stockholder or Affiliate of the Company or any of its Significant Affiliates or any individual known to be related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or arrangement with the Company or any of its Significant Affiliates or has any material interest in any material property used by the Company or any of its Significant Affiliates.

6.17 Solvency, etc.  The Company is not “insolvent,” nor will the Company’s incurrence of obligations, direct or contingent, to repay the Indebtedness evidenced by the Note render the Company or any Significant Affiliate “insolvent.”

6.18 Investment Company.  The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  The purchase of the Securities, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement will not violate any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

6.19 Margin Regulations.  The Company does not own any “margin security”, as the term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Note will be used only for the purposes contemplated hereunder.  None of the proceeds of the Note will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the securities purchased under this Agreement to be considered “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  The purchase of the Note will not constitute a violation of such Regulations T, U or X.

6.20 Permits.  Each Credit Party is in compliance with, and has, all Permits necessary or required by applicable law or Governmental Authorities for the operation of the Project and its business as presently conducted and as proposed to be conducted, and for the execution, delivery and performance by, and enforcement against, such Credit Party of each Loan Document and Related Document, except where noncompliance, violation or lack thereof reasonably could not be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

6.21 Disclosure.  Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Agent or any Purchaser by or on behalf of the Company or any Significant Affiliate with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.  There is no fact which the Company or any Significant Affiliate has not disclosed to Agent or Purchaser in writing and of which any of its officers, directors or executive employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a Material Adverse Effect.  In furtherance, and not in limitation, of the foregoing, (i) the initial inspection and due diligence report prepared by the Consultant, a copy of which was delivered to the Company and the Agent prior to the date hereof, does not contain any untrue statement of a material fact in light of the circumstances in which such information was provided and (ii) the Budget and Milestones of the Project have been prepared and provided by the Company in good faith and based on reasonable assumptions.

SECTION 7

EVENTS OF DEFAULT

7.1 Events of Default.  An Event of Default (each, an “Event of Default”) shall be deemed to have occurred if:

(i) the Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on the Notes or the full amount of any principal payment (together with any applicable premium) on the Notes or any other Obligations when due and payable;

(ii) The Company or any Significant Affiliate fail to perform or observe any affirmative covenant contained herein, in the Notes, any Security Documents, or any other agreement between or among Agent and/or any Purchaser and the Company and/or such Significant Affiliate and such failure continues for a period of 10 days; or the Company or any Significant Affiliate breaches or fails to abide by any negative covenant contained herein, in the Notes, or any other agreement between or among Agent, any Purchaser and the Company and/or such Significant Affiliate;

(iii) any representation, warranty or information contained herein or required to be furnished to any holder of the Notes pursuant to or in connection with this Agreement, or any writing furnished by the Company to any holder of the Notes, is false or misleading in any material respect on the date made or furnished;

(iv) The Company or any of its Significant Affiliates makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment, decree or injunction is entered adjudicating the Company or any of its Significant Affiliates bankrupt or insolvent; or an order, judgment, decree or injunction is entered against the Company or any of its Significant Affiliates requiring the dissolution or split up of the Company or any of its Significant Affiliates or preventing the Company or any of its Significant Affiliates from conducting all or any material part of its or their business; or any order for relief with respect to the Company or any of its Significant Affiliates is entered under federal bankruptcy laws; or the Company or any of its Significant Affiliates petitions or applies to any tribunal for the appointment of a custodian, trustee, assignee, receiver, liquidator or sequestrator (or similar official) of the Company or any of its Significant Affiliates, of any substantial part of the assets of the Company or any of its Significant Affiliates, or for the winding up or liquidation of the Company’s or any of its Significant Affiliates’ affairs, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any of the Company’s Significant Affiliates) relating to the Company or any of its Significant Affiliates under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any of its Significant Affiliates and either (i)  the Company or any of its Significant Affiliates by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 45 days;

(v) a final judgment in excess of $250,000 is rendered against the Company or any of its Significant Affiliates and, within 60 days after entry thereof, such judgment is not discharged in full or fully bonded over or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged in full;

(vi) the Company or any of its Significant Affiliates defaults (including, without limitation, defaults under the AE Biofuels Agreement) (i) in payment of any amounts under any indenture, loan agreement or other instrument under which any evidence of Indebtedness of the Company or any of its Significant Affiliates exceeding $100,000 in principal amount has been or hereafter may be issued, (ii) in compliance with the terms, covenants or other provisions of any such indenture, loan agreement or other instrument and the effect of such default in compliance is to permit the acceleration of the stated maturity of such Indebtedness (whether or not actually accelerated) or (in the case of demand obligations) results in demand for payment of such Indebtedness;

(vii) the Company or any of its Significant Affiliates shall default in the performance or observance of any provision of any agreement or commitment (other than those relating to Indebtedness) and such default has or might have a Material Adverse Effect;

(viii) the Company or any of its Significant Affiliates shall default under any Material Contract beyond all applicable grace or cure periods;

(ix) a Change in Control shall occur;

(x) any of this Agreement, the Notes, the Fee Letter, the Guaranties, the Security Agreement, the Security Documents or any other Transaction Documents shall cease to be in full force and effect or declared to be null and void by a court of competent jurisdiction or there shall occur any default or event of default under any of the Transaction Documents;

(xi) AE Biofuels or McAfee Capital LLC shall fail to observe or perform any covenant, condition or agreement in their respective Guaranties or the Guaranties shall be revoked by AE Biofuels or McAfee Capital LLC or the EPM Shares shall cease to be held by Agent (at no fault of Agent) and maintained in accordance with the McAfee Capital LLC Guaranty; or

(xii) any default or event of default shall occur under the AE Biofuels Agreement or any of the Transaction Documents defined therein beyond all applicable grace or cure periods.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

7.2 Consequences of Events of Default.

(i) Upon the occurrence and during the continuance of an Event of Default, the interest rate on the Notes shall increase to the Default Rate.  Any increase of the interest rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this subparagraph).

(ii) Upon the occurrence and during the continuance of an Event of Default, Agent may (and at the request of Purchaser shall) (i) declare all Indebtedness evidenced by the Notes to be immediately due and payable (including all accrued and unpaid interest and any interest at the Default Rate), whereupon all such Indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, and (ii) exercise all rights and remedies available under this Agreement, any other Transaction Documents and applicable law and Agent or Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Transaction Document, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Note free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of an interest premium by the Company in the event that the Note is prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7.3 Right of Setoff.  To the extent permitted by law,

(i) in the case an Event of Default shall occur and be continuing or shall exist, Purchaser shall have the right, in addition to all other rights and remedies available to it, without notice to the Company, to setoff against and to appropriate and apply to the unpaid balance of the Note, all accrued interest thereon and all other obligations of the Company hereunder and under the Notes, any debt owing to, and any other funds held in any manner for the account of the Company by Agent or any Purchaser, including, without limitation, all funds in all deposit accounts (general or special) now or hereafter maintained by the Company for its own account with Agent or any Purchaser and Agent and each Purchaser are hereby granted a security interest in and lien on all such debts (including, without limitation, all such deposit accounts) for such purpose; and

(ii) such right shall exist whether or not Agent or any Purchaser shall have made any demand under this Agreement, the Notes or any other Transaction Document and whether or not the Notes and such other Obligations are matured or unmatured.

SECTION 8

MISCELLANEOUS

8.1 Expenses.  The Company shall pay, and hold Agent and each Purchaser and all other holders of the Notes harmless against liability for the payment of, and reimburse on demand as and when incurred from and against, (i) (x) all reasonable costs and expenses incurred by each of them in connection with their due diligence review of the Company and its Subsidiaries, (y) all reasonable costs and expenses incurred by each of them in connection with the preparation, negotiation, execution and interpretation of this Agreement, the Notes, the Security Documents, the other Transaction Documents and the other agreements contemplated hereby and thereby, and the consummation of all of the transactions contemplated hereby and thereby (including, without limitation, all fees and expenses of environmental consultants and accountants and all reasonable fees and expenses of legal counsel) and (z) all UCC searches, title searches, recording, registration and filing fees, stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of the Notes or any of the Transaction Documents, which costs and expenses shall be payable at the Closing; (ii) all reasonable fees and expenses (including, without limitation, all reasonable fees and expenses of legal counsel) incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Transaction Documents and the other agreements and instruments contemplated hereby and thereby, (including, without limitation, in connection with any proposed merger, sale or recapitalization of any of the Company or its Significant Affiliates) and (iii) the reasonable fees and expenses (including, without limitation, all reasonable fees and expenses of legal counsel)  incurred with respect to the interpretation and enforcement of the rights granted under each of the Transaction Documents and the agreements or instrument contemplated hereby and thereby (including costs of collection). If the Company fails to pay when due any amounts due Agent and Purchaser or fail to comply with any of its obligations pursuant to this Agreement or any other agreement, document or instrument executed or delivered in connection herewith, the Company shall, upon demand by Agent and Purchaser, pay to Purchaser such further amounts as shall be sufficient to cover the cost and expense (including, but not limited to reasonable attorneys’ fees) incurred by or on behalf of Agent or Purchaser in collecting all such amounts due or in otherwise enforcing Agent’s and Purchaser’s rights and remedies hereunder.  The Company also agrees to pay to Agent and Purchaser all costs and expenses incurred by them, including reasonable compensation to its attorneys for all services rendered, in connection with the investigation of any Event of Default and enforcement of its rights hereunder or under any Transaction Documents.

8.2 Remedies.  Each holder of the Notes shall have all rights and remedies set forth in this Agreement, the Notes and the other Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights such holders have under any law or in equity.  No remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

8.3 Purchaser’s Representations.  Purchaser hereby represents and warrants to the Company that:

(a) It is not a “U.S. Person” (as defined in Rule 902 of Regulation S under the Securities Act) and it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities in any country or jurisdiction where action for that purpose is required.  It is not acquiring the Securities for the account or benefit of any U.S. persons except in accordance with exemption from registration requirements of the Securities Act or in a transaction not subject thereto.

(b) It is not acquiring the Securities with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States of America or any other applicable jurisdiction.

(c) It (A) agrees that it will not offer, sell or otherwise transfer any of the Securities nor, unless in compliance with the Securities Act, engage in hedging transactions involving such securities, on or prior to (x) the date which is 40 days (in the case of the Notes) after the later of the date of the commencement of the offering and the date of original issuance (or of any predecessor of any Securities proposed to be transferred by the Purchaser) and (y) such later date, if any, as may be required by applicable law, except (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as any Securities are eligible for resale pursuant to Rule 144A under the Securities Act, to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account or for the account of another qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Persons who are not “U.S. Persons” (within the meaning of Regulation S) that occur outside the United States of America within the meaning of Regulation S or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, and (B) agrees that it will give to each person to whom such Securities are transferred a notice substantially to the effect of this paragraph.

(d) The Purchaser acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the Securities Act and subject to resale restrictions during the period set forth in Rule 144.

(e) No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the Securities Act), general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers by means of any directed selling efforts in the United States of America be made by the Purchaser or any of its representatives in connection with the offer and sale of any of the Notes.

(f) The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person, directly or indirectly, to sell, transfer, distribute or grant participations to such Person or to any third Person, with respect to any of the Securities.

(g) The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by the Transaction Documents, including, without limitation, the purchase of the Securities: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its constitutional documents or any amendment thereof; and (c) shall not violate, constitute a breach of or a default (with the passage of time or otherwise) under, or require the consent of any person or a Governmental Authority (other than consents already obtained which are in full force and effect) under or pursuant to (i) any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser or its property is bound, or (ii) any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to the Purchaser or any of its properties, other than in each of clause (i) and (ii) such violations, breaches or defaults that would not, individually or in aggregate, have a Material Adverse Effect on the ability of the Purchaser to perform its obligations hereunder.

(h) This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it and assuming that it is binding on and enforceable against the Company, this Agreement constitutes the Purchaser’s legal, valid and binding obligation enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

 “The securities represented by this certificate may not be offered, sold, pledged or otherwise transferred or assigned to any US Person and every purchaser of the securities represented by this certificate will be required to certify that it is not a US Person and is not acquiring the securities for the account or benefit of any US Person.

The securities represented by this certificate were originally issued on October 18, 2010 and have not been registered under the Securities Act of 1933, as amended.  The transfer of the securities represented by this certificate is subject to the conditions specified in the Note Purchase Agreement, dated as of October 18, 2010 and as amended and modified from time to time, between the Company named therein and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer.  A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

8.4 Amendments and Waivers.  Except as otherwise expressly provided herein, the provisions of this Agreement, the Notes or any other Transaction Document may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Agent and the holders of a majority of the outstanding principal amount of the Notes; provided that no such action shall change (i) the rate at which or the manner in which interest accrues on the Notes or the time at which such interest becomes payable or (ii) any provision relating to the scheduled payments or prepayments of principal on the Notes, without the written consent of the holders of the outstanding principal amount of the Notes. No other course of dealing or any delay in exercising any rights hereunder or under the Notes or otherwise shall operate as a waiver of any rights of any such holders.

8.5 Survival of Agreement; Indemnities.  All covenants, agreements, representations and warranties contained in this Agreement or the Note or made in writing by the Company in connection herewith or therewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by Agent or Purchaser or on their behalf.  In addition, notwithstanding the repayment of all amounts pursuant to this Agreement or the Note, the obligations of the Company pursuant to Sections 8.1, 8.14, 8.17, 8.18 and 8.19 shall survive the repayment of the Note, and the obligations of the Company pursuant to Sections 8.1, 8.17, 8.18 and 8.19 shall survive indefinitely.

8.6 No Setoffs, etc.  All payments hereunder and under the Note shall be made by the Company without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any Governmental Authority.  If the Company shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to Agent or Purchaser hereunder or under the Notes, then the amount so payable to Agent or Purchaser shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, Agent or Purchaser shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made.

8.7 Successors and Assigns; Purchaser’s Syndication Rights.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed or not; provided that the Company shall not assign any of its rights or obligations under this Agreement or the Notes without the prior written consent of Purchasers or any holder of the Notes; provided further, that Purchaser may sell, transfer, assign or syndicate all or any portion of the Notes to a non-US Person without the prior written consent of the Company and Purchaser shall not be restricted in any way from selling all or a portion of the Notes.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for Purchaser’s benefit as a purchaser or holder of the Notes are also for the benefit of, and enforceable by, any subsequent holder of such Notes.

8.8 Aggregation.  For purposes of this Agreement and any registration agreement, all holdings of any portion of the Notes by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and any such registration agreement.

8.9 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.10 Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

8.11 Descriptive Headings; Interpretation.  The descriptive headings of this Agreement, the Notes and the other Transaction Documents are inserted for convenience only and do not constitute a substantive part of this Agreement.  The use of the word “including” in this Agreement or the Notes shall be by way of example rather than by limitation.

8.12 Governing Law.  THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTE HAVE BEEN DELIVERED IN AND IN ALL RESPECTS, EXCEPT AS SET FORTH BELOW, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER CONFLICTS OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF THE STATE OF NEW YORK.

8.13 Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) sent to the recipient by reputable overnight courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (iv) sent via facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.  Such notices, demands and other communications shall be sent to Agent and to the Company at the address indicated below:

To the Company:	AE Advanced Fuels Keyes, Inc.
20400 Stevens Creek Boulevard, Suite 700
Cupertino, California 95014
Attention: Mr. Eric A. McAfee, Chairman and Chief Executive Officer

To Agent:	Third Eye Capital Corporation
Brookfield Place, TD Canada Trust Tower
161 Bay Street, Suite 3820
Toronto, Canada ON M5J 2S1
Attention: Mr. Arif N. Bhalwani, Managing Director

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

8.14 [Intentionally Omitted].

8.15 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.16 Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among the parties and supersede any prior agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.17 Indemnification.  In consideration of Agent’s and any Purchaser’s execution and delivery of this Agreement and any Purchaser’s acquiring the Notes hereunder and in addition to all of the Company’ other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, the Company and its Significant Affiliates shall defend, protect and indemnify Agent, each Purchaser and each other holder of the Notes and all of their respective officers, directors, managers, members, shareholders, partners, affiliates, employees, agents, attorneys, representatives, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), and save and hold each of them harmless against, and pay on behalf of or reimburse such party on demand as and when incurred from and against any and all actions, causes of action, suits, claims, losses (including diminutions in value and consequential damages), costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Indemnified Liabilities”) incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes or (ii) the execution, delivery, performance or enforcement of this Agreement, the Transaction Documents and any other instrument, document or agreement executed pursuant hereto or thereto by any of the Indemnitees, except and solely to the extent that any such Indemnified Liabilities are caused by the particular Indemnitee’s gross negligence or willful misconduct.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

8.18 Payment Set Aside.  To the extent that the Company makes a payment or payments to Agent or Purchaser hereunder or under the Note or Agent or Purchaser enforce any rights or exercise any right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.19 Jurisdiction and Venue.  Each of the parties (i) submits to the jurisdiction of any state or Federal court sitting in New York, New York in any legal suit, action or proceeding arising out of or relating to this Agreement or the Notes, (ii) agrees that all claims in respect of the action or proceeding may be heard or determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Notes in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.13.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Agent or any Purchaser to bring proceedings against the Company in the courts of any other jurisdiction and the exclusive choice of forum set forth in this Section shall not be deemed to preclude the enforcement by Agent, any Purchaser or any holder of the Notes of any judgment obtained in any other forum or the taking by Agent, any Purchaser or any holder of the Notes of any action to enforce the same in any other appropriate jurisdiction, and the Company hereby waives the right to collaterally attack any such judgment or action.

8.20 Acknowledgements.  The Company hereby acknowledges that:

(a) Neither Agent nor Purchaser have any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between Agent and Purchaser, on one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(b) no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby.

8.21 Waiver of Right to Jury Trial.  THE COMPANY, AGENT EACH PURCHASER AND EACH HOLDER OF THE NOTES HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE NOTES OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.  THE COMPANY AGREES THAT THIS SECTION 8.21 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT PURCHASERS WOULD NOT PURCHASE THE NOTES HEREUNDER IF THIS SECTION 8.21 WERE NOT PART OF THIS AGREEMENT.

8.22 Agent.  Purchaser hereby designates and appoints Third Eye Capital Corporation as the administrative agent, payment agent and collateral agent under this Agreement and the other Transaction Documents and Purchaser hereby irrevocably authorizes Third Eye Capital Corporation, as Agent for Purchaser, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto.  Agent may perform any of its duties hereunder, or under the Transaction Documents, by or through its agents, employees or sub-agents. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents.  Purchaser shall make its own independent investigation of the financial condition and affairs of the Company in connection with the extension of credit hereunder.  Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to Purchaser for any action lawfully taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Purchaser.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment.  Upon the acceptance of any appointment as Agent under the Transaction Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.   Purchaser agrees that any action taken by Agent in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon Purchaser and Agent.

8.23 Judgment Currency.  If a judgment or order is rendered by any court, tribunal or arbitration panel for the payment of any amounts owing to Agent or any Purchasers under this Agreement, the Notes or any Transaction Documents or for the payment of damages in respect of any breach of this Agreement or any other Transaction Documents or any provision or term thereof and such judgment or order is expressed in currency ("Judgment Currency") other than United States dollars, the Company agrees notwithstanding any such judgment or order, to indemnify and hold harmless Agent and each Purchaser against any deficiency in United States dollars in the amounts received by Agent or any Purchaser arising or resulting from any variation between (i) the rate of exchange at which United States dollars are converted into Judgment Currency for the purpose of the judgment or order, and (ii) the rate of exchange at which Agent or any Purchaser is able to purchase United States dollars with the amount of Judgment Currency actually received by or any Purchaser.  The above indemnity constitutes a separate and independent obligation of the Company from its other obligations under this Agreement and the other Transaction Documents and applies irrespective of any indulgence granted by Agent or any Purchaser.  No proof or evidence of any actual loss shall be required to be provided by Agent or any Purchaser.  The term "rate of exchange" shall include any premiums, taxes and costs of exchange payable in connection with the purchase of or conversion into the relevant currency and shall be determined by Agent or any Purchaser in accordance with its normal procedures.

8.24 USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  Agent or Purchaser may ask for the Company’s legal name, address, tax ID number or social security number and other identifying information.  Agent or Purchaser may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Company, any Significant Affiliate, guarantors or other related persons.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:	AE ADVANCED FUELS KEYES, INC.

	By:	/s/ Eric A. McAfee
Its: Chief Executive Officer

AGENT:	THIRD EYE CAPITAL CORPORATION

	By:	Arif N. Bhalwani
Its: Managing Director

PURCHASER:	THIRD EYE CAPITAL CREDIT OPPORTUNITIES FUND – INSIGHT FUND

	By:	Third Eye Capital Credit Opportunities Fund, its Managing General Partner

	By:	/s/ Robert Denormandie
Its: Manager

	By:	/s/ Richard Goddard
Its: Manager

PURCHASER:	SPROTT PRIVATE CREDIT FUND L.P.

	By:	Sprott Genpar Ltd., its General Partner

	By:	/s/ Kristen McTaggart
Its: Director

EXHIBIT A

FORM OF NOTE

THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR ASSIGNED TO ANY US PERSON AND EVERY PURCHASER OR SUBSEQUENT HOLDER OF THIS NOTE WILL BE REQUIRED TO CERTIFY THAT IT IS NOT A US PERSON AND IS NOT ACQUIRING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF ANY US PERSON.

THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY OTHER APPLICABLE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAW, INCLUDING STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION THEREFROM, OR IN A TRANSACTION NOT SUBJECT THERETO.

NOTE

$______________________________	____________, 2010

FOR VALUE RECEIVED, the undersigned, AE ADVANCED FUELS KEYES, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to ________________________________________ (the “Note Holder”), or registered assigns, at the office of Third Eye Capital Corporation, Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3820, Toronto, Canada  ON M5J 2S1 or at such other address as may be specified by the Note Holder, in lawful money of the United States of America and in immediately available funds, $___________________ (_________________ Million and 00/100 Dollars) in installments in the amounts and on the dates as set forth in the Note Purchase Agreement (defined below).   The Company agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the interest rates and on the dates specified in the Note Purchase Agreement.

This Note (a) is one of the Notes referred to in the Note Purchase Agreement dated as of October 18, 2010 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company, Third Eye Capital Corporation, as Agent, and the Note Holder, (b) is subject to the provisions of the Note Purchase Agreement and (c) is subject to mandatory prepayment in whole or in part as provided in the Note Purchase Agreement and the other Transaction Documents.  Reference is hereby made to the Transaction Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

A-1

Upon the occurrence and during the continuance of any one or more Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of New York.  If, from any circumstances whatsoever, fulfillment of any provision of this Note shall, at the time performance of such provisions shall be due, involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, the holder of this Note shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE HAVE BEEN DELIVERED IN AND IN ALL RESPECTS, EXCEPT AS SET FORTH BELOW, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER CONFLICTS OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF THE STATE OF NEW YORK.

A-2

IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Note as of the date first set forth above.

AE ADVANCED FUELS KEYES, INC.

By:	/s/
Name
Title